                                                                    EXHIBIT 99.2

                                                                    [Delta logo]
                                                             Internal Memorandum
                                                         Date: September 7, 2005


TO:        All Delta People

FROM:      Jim Whitehurst, Chief Operating Officer

RE:        Stepping Up the Transformation Plan - Strengthening our Network

--------------------------------------------------------------------------------

In Jerry's July 26th memorandum to us, he conveyed that the senior leadership team was continuing to identify additional, innovative ways to "get the most out of what our network and fleet have to offer" as a part of our on-going effort to expand and step-up the pace of our transformation. Today, we are announcing the latest in a series of integrated improvements to further strengthen our network by continuing to right-size our hubs, increase international flying and simplify our fleet - all key components of our Transformation Plan. (FOR THE FULL DETAILS, VIEW DELTA'S PRESS RELEASE AT HTTP://NEWS.DELTA.COM/ UNDER THE "NEWSROOM" HEADLINE.)

RIGHT-SIZING OUR HUBS: Cincinnati is and will continue to be an important component of our network. Cincinnati, however, is currently oversized relative to local traffic. We are therefore making scheduling changes to better match our service to local passenger demand and to optimize the balance of local and connecting traffic across our network. Effective December 1, we will reduce mainline and DCI capacity by 26 percent, while boosting the percentage of local hub Cincinnati traffic from 36 percent to nearly 50 percent - well in line with other Delta and competitor hubs.

In keeping with our customer-focused commitment, these scheduling changes will have virtually no effect on the services the traveling public has come to expect from Delta, the number one airline in the market. We will increase customer choice during preferred travel times by consolidating flights into fewer flight banks and reducing flights in off-peak hours. With the new schedule, Delta will offer 442 daily departures to 122 non-stop markets from Cincinnati, including the same extensive international schedule currently offered. Importantly Cincinnati, as an international gateway, will remain Delta's second largest hub and retain its status as one of the top 10 airline hubs in the United States. In nine DCI markets currently served from Cincinnati, we will be replacing non-stop service with connecting service through the Atlanta hub.

As with previous schedule changes, our ability to maintain the flight schedules and levels of service our Cincinnati customers expect is being achieved by increasing the efficiency and productivity of our airline. This fall's changes are expected to boost Delta's overall productivity at the Cincinnati hub and create a path to return the hub to profitability. And as we've seen through Operation Clockwork in Atlanta and through productivity enhancements at other hubs, your continued determination to work smarter and more efficiently is allowing Delta to respond quickly to increasing competitive pressures and will make our company stronger against competitors of all types.

We regret that these changes will have an impact on our employees in the area and their families, with in the range of 1,000 Delta and Comair positions affected; at this time, however, the actual number of involuntary job losses is not known because we are working to minimize that number by offering relocation and other opportunities to affected Delta people. Lee Macenczak, Joe Kolshak and other divisional leaders are meeting with Cincinnati employees today to discuss the plan, the impact and options being made available. Comair will announce options for its employees separately.

INCREASING INTERNATIONAL GROWTH: To respond to increased demand for service to emerging business and leisure destinations, our winter schedule adds new service to cities in such countries as Germany, Honduras, Jamaica, and Nicaragua. These will complement the new or expanded service we've added to 41 international destinations, maintaining our position as the leading U.S. carrier across the Atlantic and the No. 3 carrier to Latin America and the Caribbean - one of the world's fastest growing regions.

Delta also will add more flights to Hawaii with the first non-stop service between Atlanta and Maui. The new Atlanta-Maui route strengthens our position in the increasingly competitive Hawaii market, bringing to 11 the number of daily Delta departures between the U.S. mainland and Hawaii.

SIMPLIFYING OUR FLEET: To support our plan's goal of reducing fleet complexity by up to four types in approximately four years, we are accelerating the removal of service of the 767-200 fleet type. These aircraft are scheduled to be removed from service by Dec. 1 2005, with the majority scheduled to be sold to ABX Air, Inc., through a transaction being announced separately today.

Together with earlier, major initiatives such as dehubbing DFW, the launch of Clockwork and SimpliFares, these network improvements build on others recently announced, including:
-- increasing point-to-point flying and adding new DCI carriers and routes, most recently adding the first two-class Delta Connection service with Delta Connection carrier Shuttle America.
--     increasing Delta Shuttle capacity with a younger MD-88 fleet
--     introducing trans-continental Song flights
--     reaching a definitive agreement to sell ASA to SkyWest

Make no mistake: Delta's Transformation Plan is on track and delivering its targeted benefits. Chief among them, Delta has:
-- achieved a positive year-over-year increase in consolidated revenue per available seat mile (RASM) - up 1.2 percent over the second quarter of last year
--     reduced narrow-body turn times in Atlanta by 10 minutes since 2004
-- relaunched the delta.com Web site and achieved a 21 percent increase in bookings in the first four days, with revenues increasing by 14 percent over the same period last year
--     freed up the equivalent of 39 aircraft through improved aircraft utilization
--     completed the refurbishment of one-third of our mainline and Song fleet

Thanks to these initiatives and the resilience of all Delta people, we achieved the lowest mainline CASM of any network carrier (excluding special items) in the second quarter and have recently been named the most preferred airline for business travelers by the YPB&R/Yankelovich Partners 2005 National Business Travel Monitor.

Unfortunately, the high cost of fuel - now made worse by catastrophic devastation to the Gulf Coast - continues to outpace and mask our progress. Because of the extreme seriousness of our financial situation, it is critically important that we continue to step up the pace of our transformation and stay focused on delivering great customer service. Clearly all Delta people have stepped up to the plate; we could only have accomplished what we have to date with everyone pulling together. On behalf of the entire senior leadership team, thank you for all you are doing and the crucial role you will play as we accelerate our transformation plan to strengthen our company.